                                                                       EXHIBIT 6

                               The Price Group LLC
                               7979 Ivanhoe Avenue
                                    Suite 520
                           La Jolla, California 92037

                                                               September 9, 2003

Price Legacy Corporation
17140 Bernardo Center Drive, Suite 300,
San Diego, California
92128

Gentlemen:

     We ("TPG") intend in the very near future to enter into a contract with Warburg Pincus Equity Partners, L.P. and related entities (collectively "Warburg") that are owners of Common Stock, Series B Junior Convertible Redeemable Preferred Stock and Warrants to purchase Common Stock (collectively, the Securities") of Price Legacy Corporation (the "Company") to purchase all the Securities for an aggregate price of $138 million. A form of the agreement related to purchase the Securities, in substantially the form in which it is to be executed (the "Agreement"), is attached.

     TPG understands that the transfer and ownership of the Securities is subject to restrictions (the "Ownership Limits") set forth in the Company's Articles of Amendment and Restatement (the "Articles"), which are intended to assist the Company in continuing to qualify as a REIT under the Internal Revenue Code. However, TPG does not intend to be the purchaser of the Securities. Rather, TPG intends to assign the contractual right to purchase the Securities to third parties, as specifically authorized by the Agreement, in a manner that, among other things, will ensure that the ownership of the Securities will be in compliance with the Ownership Limits. We view retention of REIT status as important to TPG and to other, public, security holders of the Company. At the same time, we view the goals and desires of Warburg for the Company as incompatible with the goals and desires of TPG, and this incompatibility is clearly to the detriment of the operations of the Company. Accordingly, after negotiations, TPG has entered into an agreement that obligates TPG to pay for the Securities under the Agreement, solely in order to provide Warburg with assurance satisfactory to Warburg that it has the right to receive $138 million for the Securities from a party capable of performance.

     Accordingly, and as a partial inducement to the Company to execute the ACKNOWLEDGEMENT AND AGREEMENT BY THE COMPANY attached to the Agreement, this will confirm and represent to the Company as follows:

     1. Prior to either (1) consummation of the Agreement by its terms or (2) any entry by a court of a decision awarding specific performance under the Agreement, TPG will assign all of its rights to purchase Securities under the Agreement to one or more third parties, as specifically permitted by the Agreement, and such third parties' ownership of the Securities will be in compliance with the Ownership Limits.

     2. TPG agrees that its assignment to other persons of rights to receive any or all of the Securities under the Agreement shall be on terms such that the aggregate of all of the consideration directly or indirectly paid by all of the assignees for all of the Securities (including for such assignment) to any and all persons, will be not more than $138,000,000 (reduced proportionately if and to the extent that any portion of the Securities is retained by TPG in accordance with paragraph 5 below). If TPG violates the provisions of the preceding sentence and TPG would therefore, but for this provision, itself be in a position to receive directly or indirectly any profit from such assignments, such profit shall be, and hereby is, transferred to the trust established under Article TENTH of the Articles, and shall be promptly transferred by the trustee to the "Charitable Beneficiary" (as defined in the Articles).

     3. TPG agrees that the Company shall be entitled to all remedies available under applicable law with respect to any breach of the agreement by TPG including, without limitation, specific performance, an injunction or the remedies set forth in the Articles. TPG and the Company agree that monetary damages alone are an inadequate remedy for a breach of the TPG obligations set forth in this letter agreement.

     4. This letter agreement shall be governed by and construed and enforced in accordance with the laws of the State of Maryland.

     5. In the event that TPG desires to retain any of the Securities, the Company agrees to modify this agreement if and to the extent reasonably appropriate to permit such retention without violation of the Ownership Limits, determined without regard to any actual or constructive dispositions of Company securities after the date of this letter.

     6. Without the Company's prior written consent, which will not be unreasonably withheld, TPG will not agree to any modification or amendment to the Agreement in a manner which is inconsistent with the interests of the Company.

                                            Very truly yours,
                                            The Price Group, LLC


                                            By /s/ Jack McGrory
                                               ----------------------

AGREED AND ACCEPTED:
Price Legacy Corporation


By: /s/ Gary Sabin
   -----------------------

Date: 9-9-03
     ---------------------